Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034
PRESS RELEASE

January 27, 2003

AVNET ANNOUNCES CASH TENDER OFFERS
FOR ITS OUTSTANDING 6.45% NOTES AND 8.20% NOTES

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) announced today that it has commenced cash tender offers for any or all of its outstanding 6.45% Notes due August 15, 2003, and for up to $117.2 million aggregate principal amount of its outstanding 8.20% Notes due October 17, 2003. The tender offers will expire at 12:00 midnight, New York City time, on Tuesday, February 25, 2003, unless they are extended or terminated by the Company. The tender offers are conditioned upon, among other things, the Company’s consummation of one or more capital markets transactions, raising aggregate net proceeds to Avnet of at least $325.0 million. If the principal amount of 8.20% Notes validly tendered on or prior to the expiration date would result in an aggregate purchase price payable by Avnet in excess of $117.2 million, Avnet will accept 8.20% Notes that are tendered on a pro rata basis.

The tender offers are made upon the terms and subject to conditions set forth in Offers to Purchase dated January 27, 2003. Under the terms of the offers, the Company will purchase any validly tendered 6.45% Notes at a price of $1,020.50 per $1,000 principal amount, and, subject to proration, will purchase any validly tendered 8.20% Notes at a price of $1,039.00 per $1,000 principal amount plus, in each case, accrued and unpaid interest up to but not including the day of payment for the notes. Payment for validly tendered notes is expected to be made promptly following the expiration of the tender offers. Tenders of the 6.45% Notes or the 8.20% Notes may be withdrawn at any time prior to the expiration of the tender offers.

Credit Suisse First Boston LLC and Banc of America Securities LLC are acting as dealer managers in connection with the tender offers. The Information Agent is Georgeson Shareholder Communications Inc. and the Depositary is Bank One Trust Company, N.A. Copies of the Offers to Purchase and related materials are available by contacting the Information Agent at 866-203-9432. Persons with questions regarding the tender offers should contact Credit Suisse First Boston’s Liability Management Group at either (212) 538-8474 or (800) 820-1653 or Banc of America Securities LLC’s Liability Management Group at either (704) 387-1004 or (866) 475-9886.

This press release is not an offer to purchase nor a solicitation of acceptance of the offer to purchase, which may only be made pursuant to the terms of the Offers to Purchase and related Letters of Transmittal.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results. Actual results may vary materially from the expectations contained in the forward-looking statements.

Phoenix, Ariz.-based Avnet, Inc. (NYSE: AVT) is the world’s largest distributor of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 63 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A global Fortune 500 company, Avnet’s revenues for fiscal 2002 (year ended June 28, 2002) were $8.9 billion. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations.@avnet.com.

Contact:

John J. Hovis
Vice President and Director, Investor Relations
480-643-7053
investorrelations@avnet.com

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